Exhibit 99.1

March 13, 2015

My fellow shareholders,

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) is pleased to announce that the Company has declared a dividend to be paid on or before March 13, 2015 to shareholders of record as of February 28, 2015. This will be a milestone for the Company, marking the 60th consecutive dividend that it has declared. Your dividend check for 25 cents per share is enclosed.

We continue to gain good traction in actively marketing our accountants’ and lawyers’ professional liability insurance programs. Market penetration is steadily improving, with premiums increasing more than 35 percent in January and February 2015, compared with the corresponding period in 2014. This reflects the efforts of our licensed professional liability specialists who are engaging customers and meeting their demands for greater connectivity. In recent months, we have more than doubled our sales staff, as more small CPA firms recognize the benefits of purchasing professional liability insurance online.

Our positioning and forward-looking expansion strategy reflects the strong fundamentals that have enabled us to provide protection for generations of professional firms for over two decades. We remain committed to leveraging our technology, underwriting and insurance expertise to deliver a customer experience designed for small accounting firms and solo practitioners across a web platform. Visit www.protexureaccountants.com for a quick quote, online application, short-form policy renewal or access to our policyholder risk management hotline. There is no hidden, application or brokerage fee – your premium is what you pay. Obtaining comprehensive coverage online is easy, fast, secure and paperless.

For questions or more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com

Shareholder inquiries and requests for change of mailing or email address, transfer, name change, or redemption of shares should be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd.—Shareholder Services, c/o Cedar Management Limited, P.O. Box HM 1601, Hamilton HM GX, Bermuda. Tel: 800-422-8141/Fax: 441-295-1702; email: amerinst@cedar.bm

Sincerely,

Irvin F. Diamond, CPA

Chairman

This Chairman’s Letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements, as well as specific statements regarding (i) our ability to continue meeting our obligations to policyholders and shareholders, (ii) the progress and high percentage of policy renewals with our accountants’ and lawyers’ professional liability programs, (iii) our ability to maintain our A.M. Best Co. rating at or above its current level, and (iv) our ability to declare and pay dividends to our shareholders in the future. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause actual results to differ materially include difficult economic conditions and unexpected changes in insurance laws and regulations. Additional risk factors related to AmerInst and an investment in our common stock are contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2013. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.